U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Feinberg                          Stephen
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    c/o Cerberus Partners, L.P.
    450 Park Avenue - 28th Floor
--------------------------------------------------------------------------------
                                    (Street)

    New York                         New York               10022
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     07/03/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     BIOSPHERE MEDICAL, INC. (BSMD)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

                                                  1,2
     [__]  Director                             [X   ]  10% Owner
     [__]  Officer (give title below)           [__]    Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

       1,2
     [X   ]  Form Filed by One Reporting Person

     [__]    Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                   3. Ownership Form:
                                        2. Amount of Securities       Direct (D) or
1. Title of Security                       Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                              (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

                                                       1,2                1                                                  1,2
   Common Stock, par value $.01 per share     1,509,268                  I                   By partnerships and corporations
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).


                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                 1,2
                                                                                                                        By partner-
                                                    Common Stock, par             1,2,3         3             1         ships and
Warrants (rights to buy)  Immed.    02/04/05        value $.01 per share    41,667        $20.00             I          corporations
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

1 Cerberus Partners, L.P. ("Cerberus") is the holder of 452,556 shares of common stock, par value $.01 per share (the "Shares"), of Biosphere Medical, Inc. (the "Company"), Cerberus International, Ltd.
     ("International") is the holder of 903,912 Shares and Stephen Feinberg individually is the holder of 152,800 Shares. In addition, Cerberus and International are the holders of warrants exercisable for an additional 13,889 and 27,778 Shares, respectively. Stephen Feinberg possess sole power to vote and direct the disposition of all securities of the Company owned by him and by each of Cerberus and International.

2 The reporting person's interest is limited to the extent of his pecuniary interest in Cerberus, International, if any.

3    Subject to adjustment in certain circumstances.


     /s/Stephen Feinberg                                       July 10,2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.